Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nthglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

Natural Health Trends Reports Third Quarter 2013 Financial Results

DALLAS, TX, November 6, 2013 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced financial results for the quarter and nine months ended September 30, 2013.

Third Quarter Financial Highlights

●

Total revenues were $14.2 million, up 52% compared to $9.3 million for the third quarter last year, and up 34% sequentially from the $10.6 million for the second quarter this year. This was the third consecutive sequential quarterly increase in revenues.

●	Operating income was $1.3 million, an increase of 68% compared to $789,000 last year, and an increase of 40% sequentially compared to the $948,000 in the second quarter this year.
●	Net income was $1.3 million, or $0.12 per diluted share, compared to $747,000, or $0.07 per diluted share last year.
●	Cash and cash equivalents increased to $9.1 million as of September 30, 2013 from $4.2 million at December 31, 2012 and $6.7 million at June 30, 2013.

“Expanded promotions, successful product launches, effective training and enhanced leadership development programs are propelling our strong sales momentum for the third quarter and on a year-to-date basis got us caught up to a more expected pace of growth,” commented Chris Sharng, President of Natural Health Trends Corp. “As we have indicated before, we are well positioned to deliver growth for the full year with a strong second-half of the year, and the results for the third quarter reinforce that confidence.”

Year-to-Date 2013 Financial Highlights

●	Total revenues for the nine months ended September 30, 2013 increased 14% to $33.4 million from $29.4 million in the same period last year.
●	Operating income for the first nine months was $2.6 million compared to $2.2 million in the same period last year.
●	Year-to-date net income increased 20% to $2.5 million, or $0.22 per diluted share, compared to $2.1 million, or $0.19 per diluted share, in the same period last year.

“We have strong momentum leading into the fourth quarter as we place great emphasis on our marketing plan, promotions, incentives and product initiatives for the balance of the year,” said Mr. Sharng. “Our members continue to reach new milestones in our International Recognition Program, more qualifiers are traveling to exciting international destinations, and we are committed to providing new, high quality products as the tools for our members to achieve success. There has never been a better time to be a part of our business and to take advantage of the many rewards we offer.”

Shareholder Conference Call

Management will conduct a conference call to discuss these results today. Details of the call are as follows:

●	Date: Wednesday, November 6, 2013
●	Time: 4:30 p.m. ET/3:30 p.m. CT
●	Dial-in number: 1-877-941-8416 (domestic) 1-480-629-9808 (international)
●	Webcast link: http://public.viavid.com/index.php?id=106536

A replay will be available from 7:30 p.m. ET on November 6 through 11:59 p.m. ET on November 13, by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 4646919.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 12, 2013, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2012	September 30, 2013
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,207	$9,131
Accounts receivable	122	293
Inventories, net	867	1,201
Other current assets	641	557
Total current assets	5,837	11,182
Property and equipment, net	121	125
Goodwill	1,764	1,764
Restricted cash	239	325
Other assets	258	296
Total assets	$8,219	$13,692

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,385	$2,068
Income taxes payable	10	58
Accrued distributor commissions	1,308	2,288
Other accrued expenses	1,688	2,386
Deferred revenue	836	1,539
Deferred tax liability	92	92
Other current liabilities	991	793
Total current liabilities	6,310	9,224
Commitments and contingencies
Stockholders’ equity:
Preferred stock	124	111
Common stock	11	11
Additional paid-in capital	80,584	80,647
Accumulated deficit	(78,708)	(76,196)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	(102)	(105)
Total stockholders’ equity	1,909	4,468
Total liabilities and stockholders’ equity	$8,219	$13,692

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013

Net sales	$9,333	$14,177	$29,403	$33,426
Cost of sales	2,384	3,362	7,667	8,160
Gross profit	6,949	10,815	21,736	25,266
Operating expenses:
Distributor commissions	3,897	6,259	12,474	14,376
Selling, general and administrative expenses	2,255	3,216	7,005	8,270
Depreciation and amortization	8	13	28	53
Total operating expenses	6,160	9,488	19,507	22,699
Income from operations	789	1,327	2,229	2,567
Other income (expense), net	(27)	15	(88)	(6)
Income before income taxes	762	1,342	2,141	2,561
Income tax provision	15	21	41	49
Net income	747	1,321	2,100	2,512
Preferred stock dividends	(4)	(4)	(12)	(12)
Net income available to common stockholders	$743	$1,317	$2,088	$2,500

Income per share – basic and diluted	$0.07	$0.12	$0.19	$0.22

Weighted-average number of shares outstanding:
Basic	10,970	11,181	10,918	11,128
Diluted	11,232	11,312	11,225	11,294

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)

	Nine Months Ended September 30,
	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,100	$2,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28	53
Stock-based compensation	60	82
Changes in assets and liabilities:
Accounts receivable	(69)	(174)
Inventories, net	(163)	(346)
Other current assets	93	68
Other assets	(4)	(35)
Accounts payable	(416)	683
Income taxes payable	68	49
Accrued distributor commissions	108	994
Other accrued expenses	51	704
Deferred revenue	(205)	708
Other current liabilities	(56)	(195)
Net cash provided by operating activities	1,595	5,103

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(88)	(57)
Decrease (increase) in restricted cash	493	(82)
Net cash provided by (used in) investing activities	405	(139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	–	(32)
Net cash used in financing activities	–	(32)

Effect of exchange rates on cash and cash equivalents	34	(8)
Net increase in cash and cash equivalents	2,034	4,924
CASH AND CASH EQUIVALENTS, beginning of period	1,617	4,207
CASH AND CASH EQUIVALENTS, end of period	$3,651	$9,131

###